Exhibit 99.4

ANNOUNCEMENT FROM LYDALL, INC.

FREEMAN APPOINTED CEO OF LYDALL, INC.

MANCHESTER, CT – (MARKET WIRE) – 07/01/2003 – Roger Widmann, Chairman of the Board of Directors of Lydall, Inc. (NYSE: LDL), today announced that David Freeman has been appointed to the position of Chief Executive Officer.

Christopher R. Skomorowski will assume the position of Chief Operating Officer, reporting to David Freeman.

Roger Widmann stated that this move was being made to strengthen the senior management of the Company during a period of significant growth opportunity. “David and Chris have been working closely together during the past several months, and the Board believes that having them work as a team will give the Company the management and leadership to achieve the best growth.”

Freeman, a Board member of Lydall since 1998, was formerly the Chairman and CEO of Loctite Corporation, a New York Stock Exchange Company until 1997 when it was acquired by the German company, Henkel. At the time of its acquisition, revenues were in excess of $800 million. Since 2000, he has been Distinguished Professor of International Business at Central Connecticut State University.

Freeman commented, “I look forward to working closely with Chris, and focusing on the growth opportunities that we have. I am pleased to be joining the well-established and seasoned management team here at Lydall.”

Skomorowski added, “I welcome David to Lydall and will enjoy working with him to grow the Company and add value to our shareholders.”

Lydall, Inc. is a New York Stock Exchange listed company, headquartered in Manchester, Connecticut. The Company, with ten operations in the U.S., one in France, one in Germany, and sales offices in Germany, Japan, Singapore, and Taiwan focuses on specialty engineered products for the thermal/acoustical and filtration/separation markets.

Lydall, Inc.

One Colonial Road

Manchester, CT 06040

Contact: Steven W. Thompson

Company: Lydall, Inc.

Voice: 860-646-1233

Fax: 860-646-8847

URL: http://www.lydall.com